Exhibit 21.1

Subsidiaries of the Registrant

RPT 1109 Commerce Boulevard, LLC	Delaware
RPT Allied Drive, LLC	Delaware
RPT Anaheim Hills Office Plaza, LLC	Delaware
RPT Elston Plaza, LLC	Delaware
RPT Flats at Carrs Hill, LLC	Delaware
RPT Heritage Parkway, LLC	Delaware
RPT Hialeah I, LLC	Delaware
RPT Hialeah II, LLC	Delaware
RPT Loudoun Gateway I, LLC	Delaware
RPT Palmetto Lakes, LLC	Delaware
RPT Providence Square, LLC	Delaware
RPT Seattle East Industrial, LLC	Delaware
RPT Terra Nova Plaza, LLC	Delaware
RPT The Glenn, LLC	Delaware
RPT Wallingford Plaza, LLC	Delaware
RREEF Property Operating Partnership, LP	Delaware
RREEF Property OP Holder, LLC	Delaware